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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
National Cooperative Bank:

We consent to the incorporation by reference in the Registration Statement No. 333-90457 dated December 21, 1999 and Registration Statement No. 333-17003 dated January 24, 1997 of National Cooperative Bank of our report dated March 28, 2003, relating to the consolidated balance sheet of National Cooperative Bank as of December 31, 2002, and the related consolidated statements of income, comprehensive income, changes in members' equity, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of National Cooperative Bank.


/s/ KPMG LLP

McLean,Virginia
March 28, 2003